UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2012

GREENESTONE HEALTHCARE CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-15078	84-1227328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Suite 300, 5734 Yonge Street North York, Ontario, Canada	M2M 4E7
(Address of principal executive offices)	(Zip Code)

(416) 222-5501
Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Eating Disorder Joint Venture.

On June 28, 2012, The Board of Greenestone Healthcare Corporation met and approved the following actions.

The Board approved the  Company entering into a consulting agreement between  Waterstone Clinic Holdings Inc. (“WCH”) and Greenestone Healthcare Corporation (the “Company”).   The consulting agreement calls for the Company to manage the affairs of WCH in the operation of an eating disorder clinic in Toronto,  Canada.  As part of the Consulting agreement the Company will be issued 3,000,000 common shares of WCH.   The Company has no financial obligations as part of the management agreement and will be reimbursed for all costs of the management of WCH.  There will be a maximum of an additional  5,950,000 shares of WCH issued to other shareholders that will be providing services and all financing for the purchase of the building and the operation of the clinic.  In addition, the Company has given the other shareholders of WCH the right to exchange their shares in WCH for shares in the Company on a one for one basis for up to three years from the date of closing on the financing for WCH which will be June 28, 2015.

As of June 29, 2012 WCH has received CDN$4.3 million in financing for the purchase of the facility and the renovations and operations of the clinic.  There is another CDN$1.0 million in financing committed to WCH for the same purposes.   The location for the Clinic is a standalone building in the quiet North York neighborhood in Toronto.  The clinic is expected to begin operations in the fall of 2012

The Company has set aside 5,950,000 shares of its common stock for the potential issue of shares to other shareholders of WCH.  If all other common shares of WCH are exchanged the Company will own 100% of WCH.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENESTONE HEALTHCARE
CORPORATION

Date:	July 2, 2012	By:	/s/ Shawn Leon
Shawn Leon, President & C.E.O.